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                                  EXHIBIT 11.0

                           CONTROL DATA SYSTEMS, INC.
                    Computation of Earnings Per Common Share
                  (Dollars in thousands, except per share data)

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                                          Three Months Ended         Six Months Ended
                                         June 30,     June 30,     June 30,     June 30,
                                           1997         1996         1997         1996
Net earnings applicable to
  common shares:
    Net earnings                     $     2,694  $     3,654 $     19,294  $     6,532

Primary:
  Shares for common and common share
  equivalent earnings per share (1):
    Weighted average number of
      common shares outstanding       12,626,673   13,513,692   12,915,743   13,338,753
    Dilutive effect of outstanding
      stock options and warrants         535,152    1,130,582      629,861    1,099,306

                                      13,161,825   14,644,274   13,545,604   14,438,059

Net earnings per common share
  and common share equivalents       $      0.20  $      0.25  $      1.42  $      0.45

Fully Diluted:
  Shares for common and common share
  equivalent earnings per share (2):
    Weighted average number of
      common shares outstanding       12,626,673   13,513,692   12,915,743   13,338,753
    Dilutive effect of outstanding
      stock options and warrants         551,378    1,130,582      629,861    1,113,099

                                      13,178,051   14,644,274   13,545,604   14,451,852

Net earnings per common share
  and common share equivalents       $      0.20  $      0.25  $      1.42  $      0.45

(1) Outstanding stock options, warrants, and shares issuable under employee stock purchase plans are converted to common share equivalents by the treasury stock method using the average market price of the Company's shares during each period.

(2) Outstanding stock options, warrants, and shares issuable under employee stock purchase plans are converted to common share equivalents by the treasury stock method using the greater of the average market price or the period-end market price of the Company's shares during each period.
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